Exhibit 10.21

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of the 15th day of February, 2017 (the “Effective Date”), by and among Bear State Financial, Inc., an Arkansas corporation (the “Company”), Bear State Bank, an Arkansas state bank and a wholly-owned subsidiary of the Company (the “Bank”), and Paul Lowe (the “Executive”).

WITNESSETH:

WHEREAS, the parties acknowledge that the Executive is an at-will employee of the Company and is currently serving as the Corporate Banking President of the Bank;

WHEREAS, the Company desires to assure continuity of its management, to enable the Executive to devote his full attention to his responsibilities and, when faced with a possible change in control, to help the President and Chief Executive Officer of the Company and the Company’s Board of Directors (“Board”) assess options and advise as to the best interest of the Company and its shareholders without being influenced by the uncertainties of his own situation; and

WHEREAS, to that end, the Company desires to assure the Executive that he will receive certain benefits in the case of his termination as a result of a change in control of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.     Term. Subject to the terms and conditions of this Agreement, the initial term of this Agreement shall begin on the Effective Date and shall continue through December 31, 2018; provided, however, that beginning on January 1, 2020, and on the first day of each year thereafter, the term of this Agreement shall automatically be extended by one year, unless either the Company, based on action taken by its Chief Executive Officer, or the Executive shall have provided notice to the other at least one hundred eighty (180) days before such date that the term shall not be extended (the “Term”). If a Change in Control (as defined below) does not occur during the Term of this Agreement, no payments or other benefits will be paid or payable to the Executive under this Agreement.

2.      Certain Definitions. For purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)     “Cause” means any of the following:

(i)     the Executive’s act or failure to act constituting willful misconduct or gross negligence, personal dishonesty, or breach of fiduciary duty involving personal profit;

(ii)     the Executive’s willful and material failure to perform the duties of his employment (except in the case of a Termination of Employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within ten (10) business days after receiving notice from the Company’s Chief Executive Officer specifying such failure in detail;

(iii)     the Executive’s willful and material violation of the Employer’s code of ethics or written harassment policies;

(iv)      the requirement or direction of a federal or state regulatory agency having jurisdiction over the Employer that the Executive’s employment be terminated;

(v)      the Executive’s arrest, indictment, or conviction for (i) a felony or (ii) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude, or the Executive’s willful violation of any law, rule or regulation (other than traffic violations and similar offenses);

(vi)      the Executive’s material breach of a material term, condition, or covenant of this Agreement and the failure to correct such violation within ten (10) business days after receipt of written notice from the Company’s Chief Executive Officer specifying such breach in detail; or

(vii)      the Executive’s incompetence.

For purposes of this definition, no act or failure to act shall be considered “willful,” if the Executive acted or failed to act either (i) in good faith or (ii) with a reasonable belief that his act or failure to act was not opposed to the Employer’s best interests.

(b)      “Change in Control” means the first occurrence of any of the following events:

(i)      consummation of a merger, reorganization, or consolidation of the Company, as a result of which persons who were shareholders of the Company immediately prior to such merger, reorganization, or consolidation do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger, reorganization, or consolidation, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the merged, reorganized, or consolidated company or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the company described in clause (i);

(ii)      a sale, transfer, or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the entity or entities to which such assets are sold or transferred or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in clause (i); or

(iii)      the sale, transfer or disposition of, or the granting of an irrevocable proxy to an unaffiliated third party with regard to, more than fifty percent (50%) of the shares of voting stock of the Bank.

Notwithstanding the preceding provisions, an event described above shall not be considered a Change in Control unless such event is a change in the effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation with respect to the Executive for purposes of Code Section 409A(a)(2)(A)(v).

(c)      “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)      “Confidential Information” means the following:

(i)      materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Employer’s Business (as defined below) that are not generally known or available to the Employer’s Business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or

(ii)      trade secrets of the Employer (as defined under applicable law).

Confidential Information includes, but is not limited to: (i) information about the Employer’s employees; (ii) information about the Employer’s compensation policies, structure, and implementation; (iii) hardware, software, and computer programs and technology used by the Employer; (iv) Customer and Prospective Customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (v) strategic, operating, and marketing plans; (vi) lists and databases and other information related to the Employer’s vendors; (vii) policies, procedures, practices, and plans related to pricing of products and services; and (viii) information related to the Employer’s acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Employer in a manner not available to the public or for a purpose beneficial to the Employer.

(e)      “Customer” means a person or entity who is a customer of the Employer at the time of the Executive’s Termination of Employment.

(f)      “Disability” means that the Executive is disabled within the meaning of the long-term disability policy of the Employer. The Executive’s Termination of Employment on account of Disability shall not affect his eligibility for benefits under any disability policy or program of the Employer.

(g)      “Employer” means the Bank, the Company, and any other employer that is treated as a single employer with the Bank or the Company pursuant to Code Section 414(b), (c), or (m).

(h)      “Employer’s Business” means, collectively, the products and services provided by the Employer determined at the point of reference herein but in no event determined later than the Termination of Employment.

(i)      “Good Reason” means any of the following without the express written consent of the Executive:

(i)      a material reduction in the Executive’s duties, responsibilities, or status with the Company or the Bank;

(ii)      a material diminution in the Executive’s authority, duties or responsibilities or a change in his position such that he ceases to hold the title of, or serve in the role as, Corporate Banking President of the Bank or any successor;

(iii)      a material reduction in the Executive’s base salary;

(iv)      a change in the primary location at which the Executive is required to perform the duties of his employment to a location that is more than fifty (50) miles from the location at which his office is located on the date of the Change in Control; or

(v)      the Company’s or the Bank’s material breach of this Agreement.

If an event of Good Reason occurs during the Term, the Executive may, at any time within the ninety (90) day period following such event, provide the Company with a notice of termination specifying the event of Good Reason and notifying the Company of his intention to initiate a Termination of Employment if the Company fails to correct the event of Good Reason within thirty (30) days following receipt of the Executive’s notice of termination. If the Company fails to correct the event of Good Reason within such thirty (30) day period, then the Executive may deliver a notice of Termination of Employment for Good Reason at any time within the sixty (60) days following the expiration of such cure period.

(j)      “Prospective Customer” means a person or entity who was the direct target of sales or marketing activity by the Executive.

(k)      “Termination of Employment” means the Executive’s separation from service within the meaning of Code Section 409A(a)(2)(A)(i). For the avoidance of doubt, the failure to renew the Term of this Agreement pursuant to Section 1 hereof shall not constitute Termination of Employment.

3.      Change in Control Severance Benefit. Subject to the Executive’s satisfaction of all of the conditions set forth in Section 4 below, if, within twelve (12) months following the closing date of a Change in Control which occurs during the Term, the Company initiates the Executive’s Termination of Employment (for reasons other than a termination for Cause, Disability or death) or the Executive initiates a Termination of Employment for Good Reason, the Company shall (a) pay the Executive, in a single lump-sum cash payment, an amount equal to the Executive’s then current annualized base salary, but in no event less than annualized base salary on the Effective Date, subject to reduction for all applicable income, employment and related taxes and other required deductions (the “Severance Payment”), and (b) notwithstanding any provision in this Agreement (or any underlying equity award agreement) to the contrary, any time-based service condition contained in any equity awards by the Company outstanding in favor of the Executive shall be deemed to have been satisfied immediately prior to such Termination of Employment (the “Vesting Benefit”). The Company shall pay the Severance Payment to the Executive and provide the Vesting Benefit as soon as administratively feasible after the Executive’s Termination of Employment and following the date on which the Executive’s Release (defined below) becomes effective (but only if such Release becomes effective within sixty (60) days following the date of such termination of employment); provided, that, the Severance Payment required under this Section 3 shall be made in the second calendar year if such 60-day period begins in one calendar year and ends in the subsequent calendar year. If the Executive does not timely sign the Release such that it does not become effective within the 60-day period following the Executive’s Termination of Employment with the Company, then the Severance Payment shall be forfeited and the Vesting Benefit shall be disregarded (with no accelerated vesting). Notwithstanding the preceding provisions, the obligation of the Company to make the Severance Payment and provide Vesting Benefit to the Executive hereunder is subject to compliance with any applicable provisions of the Federal Deposit Insurance Corporation regulations found in Part 359 (entitled “Golden Parachute and Indemnification Payments”) of Title 12 of the Code of Federal Regulations (or any successor provisions).

4.      Conditions of Payment. The obligation of the Company to pay the Executive the Severance Payment and provide the Vesting Benefit is subject to the satisfaction of the following condition: the Executive shall execute and not revoke a general release of claims in form and substance reasonably satisfactory to the Company (the “Release”).

5.      No Guarantee of Employment. This Agreement shall not confer the right of the Executive to be employed by the Company indefinitely or for a specific period of time, it being understood that this Agreement does not affect the existing and future terms of the Executive’s employment with the Employer.

6.      Confidentiality; Non-solicitation and Non-competition Provisions.

(a)      Confidentiality.

(i)      The Executive acknowledges and agrees that (i) by virtue of his employment, he will be given access to, and will help analyze, formulate or otherwise use, Confidential Information, (ii) the Employer has devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Employer’s Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Employer, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Employer, he has a duty of fidelity, loyalty, and trust to the Employer in safeguarding Confidential Information. The Executive further agrees that he will use his best efforts, exercise utmost diligence, and take all steps necessary to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Employer, Customers, Prospective Customers, or vendors or suppliers of the Employer, and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Employer, except to the extent that the communication of such Confidential Information is required pursuant to a compulsory proceeding in which the Executive’s failure to provide such information would subject the Executive to criminal or civil sanctions. Nothing in this Agreement prohibits the Executive from reporting possible violations of federal law or regulations to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and/or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive is not required to obtain the Employer’s prior authorization to make any such report or disclosure or to notify the Employer that such report or disclosure has been made. Subject to the preceding, the Executive shall follow all Employer policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

(ii)      The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and/or the Executive’s Termination of Employment.

(iii)      From time to time, the Employer may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release the Executive from his obligations with respect to such Confidential Information.

(b)      Non-competition; Non-solicitation.

(i)      Provided that the Employer timely pays to Executive the amounts due under Section 3 hereof, the Executive agrees that for a period of twelve (12) months following the Executive’s Termination of Employment, the Executive shall not, except as may be required to perform his duties under this Agreement, (A) solicit in any manner any Customer for any product or service of the type offered by the Employer’s Business, (B) seek to obtain the business of any Prospective Customer for any product or service of the type offered by the Employer’s Business, (C) request any Customer to terminate, reduce, or limit, its business with the Employer, or (D) directly solicit the employment of any employee of the Employer.

(ii)      Provided that the Employer timely pays to Executive the amounts due under Section 3 hereof, for a period of twelve (12) months following the Executive’s Termination of Employment, the Executive shall not actively and on a full time basis, engage in the same business as the Employer’s Business in the same or similar capacity as the Executive worked for the Company or the Bank; provided, however, that this Subsection shall not restrict the Executive from acquiring, as a passive investment, less than five percent (5%) of the outstanding securities of any class of an entity that are listed on a national securities exchange or actively traded in the over-the-counter market. The restrictions on the activities of the Executive contained in Subsection 6(b) shall be limited to the geographic area within a fifty (50) mile radius of the Employer’s corporate headquarters address.

(c)      Ownership of Documents/Return of Property

(i)      Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, “Employer Documents”) that are made or received by the Executive during his employment shall be deemed to be property of the Employer. The Executive shall use Employer Documents and information contained therein only in the course of his employment for the Company or the Bank and for no other purpose. The Executive shall not use or disclose any Employer Documents to anyone except as authorized in the course of his employment and in furtherance of the Employer’s Business.

(ii)      Upon Termination of Employment, the Executive shall immediately deliver to the Employer (with or without request) all Employer Documents and all other Employer property in the Executive’s possession or under his custody or control.

(d)      Remedies. The Executive agrees that the Company and the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law if the Executive breaches any provision of the covenants contained in this Section 6 (the “Restrictive Covenants”). Accordingly, if the Executive breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Company and the Bank shall be entitled to seek injunctive relief and no or minimal bond or other security shall be required in connection therewith. The Restrictive Covenants are essential terms and conditions to the Company and the Bank entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Executive and the Company or the Bank. The existence of any claim or cause of action that the Executive has against the Company or the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company’s or the Bank’s enforcement of the Restrictive Covenants.

(e)      Periods of Noncompliance and Reasonableness of Periods. The Restrictive Covenants shall be deemed not to run during all periods of noncompliance, the intention of the parties being to have such restrictions and covenants apply for the full periods specified in this Section 6 following the Termination of Employment with the Employer for any reason. The Employer and the Executive acknowledge and agree that the Restrictive Covenants are reasonable in view of the nature of the Employer’s Business and the Executive’s advantageous knowledge of and familiarity with the Employer’s Business, operations, affairs, and customers.

(f)      Survival; Reformation. The provisions of this Section 6 shall survive the termination or expiration of this Agreement and the Executive’s employment with the Employer and shall be fully enforceable thereafter. If it shall be finally determined that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of any state or jurisdiction, it is the intention of the parties that such restriction may be modified or amended to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

7.      Termination. This Agreement shall automatically and immediately terminate without notice and no amounts or benefits shall be payable hereunder on the earlier of (i) the effective date of the Executive’s Termination of Employment with the Employer if the Executive’s employment with the Employer is terminated for any reason prior to any Change in Control, or (ii) the expiration of the Term of this Agreement.

8.     Successors.

(a)      All provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns.

(b)      If the Executive should die while any amounts are payable to his hereunder, this Agreement shall inure to his administrators, heirs, distributes, devisees and legatees, and all amounts payable hereunder shall then be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to his estate.

9.      Miscellaneous.

(a)      This Agreement shall be governed by and construed in accordance with the laws of Arkansas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)      All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:

900 S. Shackleford, Ste 605

Little Rock, AR 72211

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

10.      Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and specifically supersedes any existing severance benefits under any plans, program, policy or agreements to which the Executive may be entitled, as well as any change in control, stay bonus, severance or similar agreements previously entered into by, or for the benefit of, the Executive and by the Company and/or the Bank (whether oral or written), its predecessors or their affiliates. The Executive hereby acknowledges that he has received sufficient consideration for substitution of this Agreement for any prior such agreement.

11.      Adjustment for Excess Parachute Payments.

(a)      Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise payable to the Executive by the Employer would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Employer, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Employer by the Employer’s independent accountants. In the event the payments to the Executive are required to be reduced pursuant to this Subsection, the portions of the payments that would be paid latest in time will be reduced first and if multiple portions of the payments to be reduced are paid at the same time, any noncash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro rata. If requested by the Executive, the Employer’s independent accountants shall take into account in determining whether any reduction in payments or benefits is required a reasonable compensation analysis of the value of services provided or to be provided by Executive, including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to Executive.

(b)      As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Employer’s independent accountants, it is possible that amounts will have been paid or distributed by the Employer to or for the benefit of the Executive pursuant to this Plan which should not have been so paid or distributed (“Overpayment”). It is also possible that additional amounts that should be paid or distributed by the Employer to or for the benefit of the Executive pursuant to this Plan will have not been paid or distributed by the Employer (“Underpayment”). In the event that the Employer’s independent accountants, based upon the assertion of a deficiency by the Internal Revenue Service against either the Employer or the Executive which the Employer’s independent accountants believe has a high probability of success, determine that an Overpayment has been made, any such Overpayment paid or distributed by the Employer to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Employer together with reasonable interest. Provided, however, that no loan shall be deemed to have been made and no amount shall be payable by the Executive to the Employer if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code, generate a refund of such taxes or violate any applicable law. In the event that the Employer’s independent accountants, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive together with reasonable interest.

12.      Claw-back of Compensation. The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement or otherwise that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded), including, but not limited to, the following circumstances:

(a)      where the Company or the Employer is required to prepare an accounting restatement due to the Company’s material noncompliance as a result of misconduct, with any financial reporting requirement under securities law (a “required accounting restatement”), provided that the Executive’s repayment obligation shall be limited to any bonus or other incentive-based or equity-based compensation received during the 12-month period following the filing of the document that was the subject of the required accounting restatement;

(b)      where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and/or

(c)      if the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return promptly any such compensation properly identified by the Employer by written notice provided pursuant to this section.

13.      Section 409A of the Code. The Company and the Bank intend that, unless otherwise exempt, all amounts to be paid to the Executive hereunder will be provided or paid in compliance with all applicable provisions of Code Section 409A and the regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Agreement shall be construed and administered in accordance with such intent. All payments to be made upon a Termination of Employment under this Agreement may only be made upon a “separation from service” under Code Section 409A. Any payments hereunder that qualify for the “short-term deferral” or “involuntary separation pay” exception or another exception under Code Section 409A shall be paid under the applicable exception. Notwithstanding the foregoing or anything to the contrary contained in any other provision of this Agreement, if the Executive is a “specified employee” at the time of his “separation from service” within the meaning of section 409A of the Code, then the Severance Payment shall not be made until the first business day after (i) the expiration of six (6) months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if deceased, to the Executive’s devisee, legatee or other designee or, if there be no such designee, his estate, in a single lump sum cash payment, an amount equal to aggregate amount of the Severance Payment delayed pursuant to the preceding sentence.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates set forth below and effective as of the Effective Date.

BEAR STATE FINANCIAL, INC.

/s/ Paul Lowe	By:/s/ Matt Machen
Paul Lowe	Matt Machen

Date: March 3, 2017	Date: March 3, 2017

BEAR STATE BANK

By:/s/ Matt Machen
Matt Machen

Date: March 3, 2017